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                    March 7, 2023

       Matthew D. Ellis
       Executive Vice President and Chief Financial Officer
       Verizon Communications, Inc.
       1095 Avenue of the Americas
       New York, NY 10036

                                                        Re: Verizon
Communications Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 10,
2023
                                                            File No. 001-08606

       Dear Matthew D. Ellis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              William Horton